FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228597-05

From:	Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR)[REDACTED]
Sent:	Thursday, December 5, 2019 10:30 AM
Subject:	CGCMT 2019-C7 -- New Issue Announcement (Public)

CGCMT 2019-C7 -- New Issue Announcement (Public)

Sole Bookrunner:	Citigroup

Co-Managers:	Academy Securities, Bancroft Capital, Drexel Hamilton, Siebert Williams Shank & Co., LLC

Class	S&P/Fitch/DBRS	Available Size($mm)	C/E	WAL	Cum LTV	U/W NOI Debt Yld
A-1	AAA(sf)/AAAsf/AAA(sf)	23.936	30.000%	2.96	43.3%	14.1%
A-2	AAA(sf)/AAAsf/AAA(sf)	43.000	30.000%	4.99	43.3%	14.1%
A-3	AAA(sf)/AAAsf/AAA(sf)	306.000*	30.000%	9.91*	43.3%	14.1%
A-4	AAA(sf)/AAAsf/AAA(sf)	348.619*	30.000%	9.98*	43.3%	14.1%
A-AB	AAA(sf)/AAAsf/AAA(sf)	45.958	30.000%	7.53	43.3%	14.1%
A-S	AA+(sf)/AAAsf/AAA(sf)	69.898	23.625%	9.99	47.2%	12.9%
B	AA-(sf)/AA-sf/AAA(sf)	50.711	19.000%	9.99	50.1%	12.2%
C	A-(sf)/A-sf/A(high)(sf)	53.452	14.125%	9.99	53.1%	11.5%

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES BELOW (in $mm):

	EXPECTED RANGE	EXPECTED RANGE
CLASS	OF BALANCE	OF WAL
A-3	50.000 - 306.000	9.91-9.91
A-4	348.619 - 604.619	9.98-9.95

Collateral Summary
Initial Pool Balance:	$1,139.147mm
Number of Mortgage Loans:	55
Number of Mortgaged Properties:	113
Average Cut-off Date Mortgage Loan Balance:	$20.711mm
Weighted Average Mortgage Interest Rate:	3.96634%
Weighted Average Remaining Term to Maturity/ARD (months):	117
Weighted Average Remaining Amortization Term (months):	375
Weighted Average Cut-off Date LTV Ratio:	61.8%
Weighted Average Maturity Date/ARD LTV Ratio:	57.6%
Weighted Average Underwritten NCF Debt Service Coverage Ratio:	1.99x
Weighted Average Debt Yield on Underwritten NOI:	9.9%
% of Mortgaged Properties with Single Tenants:	11.0%
% of Mortgage Loans with Mezzanine Debt:	8.4%
% of Mortgage Loans with Subordinate Debt:	12.2%
Property Type:	29.7% Multifamily, 20.5% Office, 20.2% Retail, 13.9% Mixed Use, 10.1% Hospitality, 3.2% Industrial, 2.1% Manufactured Housing, 0.2% Self Storage, 0.2% Other

Top 5 States:	27.2% New York, 13.6% Florida, 8.1% Ohio, 6.9% Texas, 6.0% Michigan

Risk Retention:	L-Shaped
Master Servicer:	Wells Fargo Bank, National Association
Special Servicer:	LNR Partners, LLC
Operating Advisor:	Pentalpha Surveillance LLC
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:
Anticipated Pricing:	Week of 12/9/2019
Anticipated Settlement:	12/19/2019

Term Sheet

<Attached>

Annex

<Attached>

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, ANY DIRECTING HOLDER, ANY RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-228597) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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